Exhibit 99


FPL  GROUP,  INC.
DEFERRED  COMPENSATION  PLAN

Amended and Restated
Effective January 1, 1995


FPL GROUP, INC.
DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS


						       Page

ARTICLE
Definitions
1.01    Account or Accounts                              2
1.02    Administrator                                    2
1.03    Annual Deferral Election Form                    2
1.04    Award Agreement                                  2
1.05    Base Salary                                      2
1.06    Beneficiary Designation Form                     2
1.07    Board                                            2
1.08    Bonus                                            2
1.09    Change of Control                                2
1.10    Committee                                        5
1.11    Common Stock                                     5
1.12    Company                                          5
1.13    Director's Fees                                  5
1.14    Disability                                       5
1.15    Distribution Election Form                       5
1.16    Distribution Starting Date                       5
1.17    Election Period                                  6
1.18    Employee                                         6
1.19    Employer                                         6
1.20    ERISA                                            6
1.21    Exchange Act                                     6
1.22    Investment Account                               6
1.23    Investment Allocation Form                       6
1.24    Investment Fund Election Form                    6
1.25    IRC                                              6
1.26    LTIP                                             7
1.27    LTIP Award                                       7
1.28    Market Value Per Share                           7
1.29    Non-Employee Director                            7
1.30    Officer                                          7
1.31    Participant                                      7
1.32    Phantom Stock Account                            7
1.33    Phantom Shares                                   7
1.34    Plan                                             7
1.35    Plan Year                                        7
1.36    Section 16 Committee                             7
1.37    Section 16 Reporting Person                      7

ARTICLE 2
Eligibility
2.01    Eligibility to Participate in the Plan           8

ARTICLE 3
Deferred Compensation Benefits
3.01    Deferral Election                                8
3.02    Investment Allocation                            9
3.03    Deferral in Phantom Shares                      10
3.04    Deferral in Dollars                             10

ARTICLE 4
Distributions
4.01    Manner of Distribution                          11
4.02    Form of Distribution                            12
4.03    Hardship Distributions                          12
4.04    Distribution Upon a Change of Control           12
4.05    Beneficiary Designation                         13
4.06    Taxes                                           13
4.07    Offset for Obligations to Employer              13
4.08    Distributions under Domestic Relations Orders   13

ARTICLE 5
Administration
5.01    Administration                                  14
5.02    Liability of Committee and Administrator;
	Indemnification                                 14
5.03    Determination of Benefits                       14
5.04    Expenses                                        15
5.05    Compliance with Securities Laws                 16

ARTICLE 6
Miscellaneous
6.01    No Trust Created                                16
6.02    No Requirement to Fund                          16
6.03    Benefits Payable from General Assets            16
6.04    Successors                                      17
6.05    No Contract of Employment                       17
6.06    Amendment or Termination of Plan                17
6.07    Top Hat Plan                                    17
6.08    Governing Law                                   17
6.09    Severability                                    17
6.10    Construction                                    17
6.11    Merger or Consolidation or Sale of Assets of
	Employer                                        18
6.12    Transfer to an Affiliate of the Company         18
6.13    Assignment                                      18
6.14    Incapacity                                      18
6.15    Effect on Benefits Under Other Plans            18
6.16    Indemnity Upon Change of Control                19
6.17    No Rights as Stockholders                       19

Execution Page                                          20

FPL  GROUP,  INC. DEFERRED  COMPENSATION  PLAN


THIS FPL GROUP, INC. DEFERRED COMPENSATION PLAN (the "Plan") effective as of January 1, 1995 (the "Effective Date"), amends and restates the FPL Group, Inc. Deferred Compensation Plan, which was originally adopted by the Board of Directors of FPL Group, Inc. (the "Company") effective as of January 1, 1995.


	W I T N E S S E T H   T H A T:


WHEREAS, the officers and a select group of management or highly compensated employees of the Company and its affiliates (hereinafter collectively referred to as the "Employer") are entitled to compensation which results from or is attributable to their performance of services as officers and employees of the Employer and may be awarded bonuses and performance related compensation pursuant to the Annual Incentive Plan, the FPL Group Long Term Incentive Plan 1985, the FPL Group, Inc. Long Term Incentive Plan 1994 and other incentive compensation plans; and

WHEREAS, directors of the Employer are entitled to fees which result from or are attributable to their performance of services as directors of the Employer; and

WHEREAS, the Employer desires to establish a deferred compensation plan for the exclusive benefit of directors, officers and a select group of management or highly compensated employees of the Employer pursuant to which such individuals may elect to defer receipt of all or a portion of their base salary, bonuses, incentive plan awards and/or fees in accordance with the provisions of the Plan; and

WHEREAS, the Employer intends that the Plan be considered an unfunded arrangement that is maintained primarily to provide deferred compensation to members of a select group of management or highly compensated employees of the Employer, for purposes of the Employee Retirement Income Security Act of 1974, as amended;

NOW, THEREFORE, the deferred compensation plan set forth herein is hereby amended and restated effective as of the Effective Date.


ARTICLE 1

Definitions


The following terms when used herein shall have the designated meaning unless a different meaning is plainly required by the context in which the term is used:

1.01 "Account" or "Accounts" shall mean the account or accounts established and maintained for a Participant pursuant to Article 3 of the Plan. A Participant's Account shall consist of the Participant's Phantom Stock Account and/or the Participant's Investment Account.

1.02 "Administrator" shall mean an officer or officers of the Employer designated by the Employer to administer the Plan or, until the Employer designates such an officer or officers, the Vice President of Human Resources of the Company.

1.03 "Annual Deferral Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to elect to defer Base Salary, Bonuses, LTIP Awards and/or Director's Fees under the Plan during the Election Period, subject to the applicable limitations contained in the Plan.

1.04 "Award Agreement" shall mean an agreement executed between the Company and an Officer pursuant to the LTIP setting forth the manner and form of distribution of such Officer's LTIP Award.

1.05 "Base Salary" shall mean the base salary of a Participant paid by the Employer, exclusive of Bonuses, LTIP Awards and Director's Fees.

1.06 "Beneficiary Designation Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to designate a beneficiary or beneficiaries, if applicable, pursuant to Section 4.05.

1.07    "Board" shall mean the Board of Directors of the Company.

1.08 "Bonus" shall mean any bonus that the Participant is awarded pursuant to the Annual Incentive Plan and such other payments awarded under such other incentive compensation plans that are designated by the Administrator as eligible for deferral under this Plan.

1.09    "Change of Control" shall mean:


(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.


The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

1.10 "Committee" shall mean the Compensation Committee of the Board or any such other committee designated by the Board, which shall consist of at least three members of the Board each of whom are not employees of the Company or any of its subsidiaries.

1.11 "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

1.12    "Company" shall mean FPL Group, Inc.

1.13 "Director's Fees" shall mean the fees of a Participant which result from or are attributable to the performance of services by such Participant as a director of the Employer.

1.14    "Disability" shall have the meaning set forth in the Long
Term Disability Plan For Employees of FPL Group and Affiliates.

1.15 "Distribution Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to elect a Distribution Starting Date and payment schedule during the Election Period pursuant to Sections 1.16 and 4.01.

1.16    "Distribution Starting Date" shall mean:

(a) the first day of the first month following the earlier of the Participant's retirement, death, Disability, or other termination of service;

(b) the first day of the first Plan Year following the earlier of the Participant's retirement, death, Disability, or other termination of service; or

(c) subject to the Administrator authorizing a Participant to select a specific date on which his or her benefits under the Plan shall commence, a specific date specified by the Participant,

or as soon thereafter as is administratively feasible, as elected by the Participant. For any such election to be valid, it must be made during an Election Period. For purposes of this Plan, if the Participant transfers from one Employer to another Employer, such transfer shall not be considered a termination of service, and a termination of service shall occur only when the Participant separates from the employ of all Employers.

In the event the Participant fails to elect one of the dates described above, his or her Distribution Starting Date shall be the first day of the first month following the earliest of Participant's retirement, death, Disability, or other termination of service, or as soon thereafter as is administratively feasible.

1.17 "Election Period" shall mean the period that occurs annually, as established by the Administrator, during which a Participant may deliver an Annual Deferral Election Form and a Distribution Election Form to the Administrator and which shall end before the time in which a Participant's benefits under the Plan would otherwise be treated as constructively received or the economic benefit of which would be enjoyed (within the meaning of the Federal tax laws).


1.18    "Employee" shall mean an employee of the Employer in grade
12 or above who is designated by the Administrator as eligible to participate in the Plan, provided that such individual is among a select group of management or highly compensated employees within the meaning of ERISA 201(2).

1.19    "Employer" shall mean the Company and its affiliates.

1.20 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.21    "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

1.22 "Investment Account" shall mean an account established and maintained for a Participant pursuant to Section 3.02.

1.23 "Investment Allocation Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to allocate deferred Base Salary, Bonuses, LTIP Awards and/or Director's Fees between a Phantom Stock Account and/or an Investment Account pursuant to Section 3.02.

1.24 "Investment Fund Election Form" shall mean the form or forms that may be approved by the Administrator from time to time for use by a Participant to allocate deferred Base Salary, Bonuses, LTIP Awards and/or Director's Fees in the Participant's Investment Account into one or more investment funds selected by the Employer pursuant to Section 3.04(b).

1.25 "IRC" shall mean the Internal Revenue Code of 1986, as amended.

1.26    "LTIP" shall mean the FPL Group, Inc. Long Term Incentive
Plan 1994 or the FPL Group, Inc. Long Term Incentive Plan 1985, as applicable.

1.27 "LTIP Award" shall mean an award granted pursuant to the terms of the LTIP.

1.28 "Market Value Per Share" shall mean the average of the high and low selling prices on the relevant date for shares of Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange, Inc. on such date (or, if such date shall not be a trading day, the next preceding day which shall be a trading day). If no sale occurs on such date, the Market Value Per Share shall be determined in the manner described above, as of the last preceding trading date prior to the relevant date on which a sale occurs or shall be determined in good faith by the Administrator.

1.29 "Non-Employee Director" shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.30 "Officer" shall mean an officer of the Employer who is designated by the Administrator as eligible to participate in the Plan, provided that such individual is among a select group of management or highly compensated employees within the meaning of ERISA 201(2).

1.31 "Participant" shall mean a Non-Employee Director, Officer or Employee who is eligible to participate in the Plan and has elected to defer Base Salary, Bonuses, LTIP Awards and/or Director's Fees, as provided in Section 3.01.

1.32 "Phantom Stock Account" shall mean an account established and maintained for a Participant pursuant to Section 3.02.

1.33    "Phantom Shares" shall mean hypothetical shares of Common
Stock.

1.34 "Plan" shall mean the FPL Group, Inc. Deferred Compensation Plan, as contained herein, and as may be amended from time to time.

1.35    "Plan Year" shall mean the calendar year.

1.36 "Section 16 Committee" shall mean the committee of the Board established for the purposes of approving certain matters relating to Section 16 Reporting Persons.

1.37 "Section 16 Reporting Person" shall mean any (a) director of the Company or (b) officer of the Employer designated by the Board to be an "executive officer" for purposes of Section 16(a) of the Exchange Act.



ARTICLE 2
Eligibility

2.01 Eligibility to Participate in the Plan. A Non-Employee Director, Officer or Employee shall be eligible to participate in the Plan to the extent provided herein.


ARTICLE 3
Deferred Compensation Benefits

3.01 Deferral Election. A Non-Employee Director, Officer or Employee may elect to defer all or a portion of his or her Base Salary, Bonuses, LTIP Awards and/or Director's Fees to the extent provided in this Section 3.01 into a Phantom Stock Account and/or an Investment Account with respect to any Plan Year commencing on or after January 1, 1995 by completing, signing and delivering an Annual Deferral Election Form to the Administrator during an Election Period:

(a) A Non-Employee Director may defer all or a part of his or her Director's Fees;

(b) An Officer may defer all or a portion of his or her Base Salary, Bonuses or LTIP Awards; and

(c) An Employee may defer all or a portion of his or her Bonuses, and, to the extent that the President or any Vice President of the Company may in his or her sole discretion permit, any Employee may defer all or a portion of his or her Base Salary or LTIP Awards.

If a Participant incurs a financial hardship (as determined by the Administrator) and the Participant requests in writing a reduction or elimination of deferrals for the remainder of a Plan Year, the Administrator, in its sole and absolute discretion, may reduce or eliminate such future deferrals for the remainder of the Plan Year.

Notwithstanding anything to the contrary in this Plan, the amount to be deferred under this Plan may not reduce the amount of Base Salary, Bonuses, LTIP Awards and/or Director's Fees which would be paid to the Participant (determined after taking the election into account) below that required to pay the Participant's portion of any taxes due under Chapter 21 (Federal Insurance Contributions Act) of the IRC, any other employment taxes and the amount, if any, required to be withheld for income tax purposes.

3.02 Investment Allocation.
(a) A Phantom Stock Account and/or an Investment Account shall be established and maintained for each Participant. The Phantom Stock Accounts shall be measured in Phantom Shares and the Investment Account shall be measured in dollars. The Accounts shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts shall hold or be required to hold any actual funds or assets.

(i)     Phantom Stock Account.

(1) So long as a Participant is a Section 16 Reporting Person, the Participant's Phantom Stock Account shall, pursuant to an Award Agreement, be credited as described in Section 3.03 for any deferred amounts attributable to LTIP Awards and may, upon a Participant's election, be credited with Director's Fees.

(2) A Participant who formerly was a Section 16 Reporting Person and is no longer a Section 16 Reporting Person may elect to credit his or her Investment Account as described in Section 3.04 for any deferred amounts attributable to LTIP Awards.

(ii) Investment Account. A Participant's Investment Account shall, upon a Participant's election, be credited as described in Section 3.04 for any deferred amounts attributable to Base Salary, Bonuses, Director's Fees and/or, subject to Section 3.02(a)(i), LTIP Awards.

(b) A Participant shall submit to the Administrator during an Election Period an Investment Allocation Form allocating his deferred Base Salary, Bonuses, LTIP Awards and/or Director's Fees between the Participant's Phantom Stock Account and/or Investment Account subject to Section 3.02(a)(i). A Participant may not change the allocation of deferred amounts between the Phantom Stock Account and the Investment Account on his or her Investment Allocation Form with respect to any Plan Year

(c) The Administrator shall provide to each Participant, within 120 days after the end of each Plan Year, a statement setting forth the balance of Phantom Shares in the Participant's Phantom Stock Account and dollars in the Participant's Investment Account as of the end of the Plan Year.

3.03 Deferral in Phantom Shares.

(a) Stock Award Deferral. When a Participant's Phantom Stock Account is to be credited for deferred amounts attributable to LTIP Awards which would have otherwise been distributed to the Participant in the form of shares of Common Stock, then the number of shares of Common Stock which would have otherwise been distributed to the Participant shall be credited to the Participant's Phantom Stock Account as of the date that such distribution to the Participant would have otherwise occurred.

(b) Cash Deferral. When a Participant's Phantom Stock Account is to be credited for deferred amounts or dividends which would have otherwise been distributed to the Participant in the form of cash, then the Participant's Phantom Stock Account shall be credited with the number of Phantom Shares equal to the number of shares of Common Stock that could have been purchased with such cash amounts at the Market Value Per Share on the date that such cash amounts would have otherwise been distributed to the Participant. The number of such Phantom Shares shall be computed to three decimal places.

(c) Stock Dividends. A Participant's Phantom Stock Account shall be credited on each record date for a stock dividend paid to holders of Common Stock with that number of full and fractional shares of Common Stock which the Participant would have received if on that record date such Participant had been the holder of record of a number of shares of Common Stock equal to the number of Phantom Shares (including fractions) then credited to his or her Phantom Stock Account.

(d) Adjustments. The number of Phantom Shares shall be adjusted as determined in the discretion of the Administrator to reflect (i) any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, split-up, spin-off or any similar corporate change affecting the Common Stock; (ii) unusual or nonrecurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary; or (iii) changes in applicable laws, regulations, or accounting principles.

3.04 Deferral in Dollars.

(a) Deferred Amounts. When a Participant's Investment Account is to be credited with a deferred amount measured in dollars, that amount shall be credited to the Investment Account as of the close of business on the date that such amount would have otherwise been paid to the Participant.

(b) Investment Funds. The Administrator may permit a Participant to allocate the Participant's Investment Account among one or more investment funds selected by the Employer on an Investment Fund Election Form, except that a Section 16 Reporting Person may not allocate any portion of the deferred amounts in his or her Investment Account to a fund investing all or a portion of its funds in Common Stock. A Participant may re-allocate the deferred amounts among such investment funds at any time or from time to time by submitting a new Investment Fund Election Form to the Administrator, except that a Section 16 Reporting Person may not re-allocate any portion of the deferred amounts in his or her Investment Account to a fund investing all or a portion of its funds in Common Stock. Deferred amounts allocated to an investment fund shall be deemed to be invested in such investment fund and shall be adjusted each business day to reflect the hypothetical income, gain and loss, including any unrealized appreciation or depreciation of such investment fund.

(c) Unallocated Funds. In the event a Participant fails to elect one or more investment funds on an Investment Fund Election Form, the Participant's Investment Account shall be invested in an investment fund designated by the Administrator until such time as the Participant shall submit an Investment Fund Election Form to the Administrator.


ARTICLE 4
Distributions

4.01 Manner of Distribution. The Employer shall pay to the Participant (or his or her beneficiary or beneficiaries if the Participant is deceased) his or her entire Account:

(a)     on the Distribution Starting Date;

(b) in substantially equal monthly installments commencing on the Distribution Starting Date and continuing for a period of up to 10 years; or

(c) such other distribution schedule as may be approved by the Administrator;

as elected by the Participant in his or her Distribution Election Form. The Participant may make a separate distribution election with respect to each of his or her Phantom Stock Account and Investment Account. For a distribution election to be valid, it must be made during an Election Period. In the event the Participant fails to make such a distribution election, the Employer shall pay to the Participant (or his or her beneficiary or beneficiaries if the Participant is deceased) his or her entire Account in a single sum on the Distribution Starting Date. It is the intent of the Employer that such Election Period with respect to a Participant end before the date on which a Participant's benefits under this Plan would otherwise be treated as constructively received or the economic benefit of which would be enjoyed (within the meaning of the Federal tax laws). After distribution of a Participant's Account has commenced, a Participant's right to amend his or her distribution election or elections ceases. Distribution Election Forms submitted after distribution of a Participant's Account has commenced shall be null and void.

The distribution election made in a Participant's most recent Distribution Election Form shall govern over the distribution elections made in all prior Distribution Election Forms for such deferred amounts; provided, however, that the distribution of such deferred amounts commences no sooner than six months after the date of the most recent Distribution Election Form. If the distribution of such deferred amounts commences within six months after the date of the most recent Distribution Election Form, the first Distribution Election Form that was delivered to the Administrator more than six months prior to the distribution of such deferred amounts shall govern over the distribution election in the Participant's most recent Distribution Election Form.

4.02 Form of Distribution. Benefits attributable to the value of the Investment Account shall be distributed to the Participant in cash. Benefits attributable to the Phantom Stock Account shall be distributed to the Participant in the form of cash and/or shares of Common Stock in accordance with the terms of the Participant's Award Agreement. To the extent that the distribution is in the form of shares of Common Stock, such distribution shall be subject to all applicable securities laws and regulations, and the Company shall have taken all steps, if any, including registration and listing, as may be necessary to make the shares immediately transferrable (by sale or otherwise) by the Participant without further regulatory action or compliance on the part of the Participant. The Participant shall reasonably cooperate with the Company, at the Company's expense, to facilitate such compliance and related actions by the Company.

4.03 Hardship Distributions. The Participant shall be entitled to a distribution of all or a portion of his or her Account upon written application to the Administrator and the determination of the Administrator, in its sole and absolute discretion, that without such distribution, the Participant would suffer or continue to suffer a financial hardship.

4.04 Distribution Upon a Change of Control. Anything in this Plan to the contrary notwithstanding, if a Change of Control occurs and as a result of such Change of Control the Participant's employment with the Company or its affiliated companies is terminated, then the Employer shall pay to the Participant (or his or her beneficiary or beneficiaries if the Participant is deceased) his or her entire Account in a single sum on the first day of the month following the termination of employment.

4.05    Beneficiary Designation.  For purposes of this Plan, a
Participant's beneficiary or beneficiaries under this Plan shall be the beneficiary or beneficiaries designated by such Participant for the death benefits provided pursuant to the split dollar arrangement entered into with the Employer. If a Participant has not entered into a split dollar arrangement with the Employer, such Participant's beneficiary or beneficiaries under this Plan shall be the beneficiary or beneficiaries of his or her death benefits under the Medical, Dental and Life Insurance Plan for Employees of FPL Group, Inc. (or any successor plan thereof). If a Participant is not a participant in either of the above described plans and desires to designate a beneficiary or beneficiaries, the Participant may include a beneficiary designation on his or her Beneficiary Designation Form, which shall become effective when received by the Administrator and shall revoke all prior Beneficiary Designation Forms submitted by the Participant. If no Beneficiary Designation Form has been received by the Administrator prior to the Participant's death, the Participant's beneficiary shall be his or her estate.

4.06 Taxes. All amounts payable to any Participant hereunder may be reduced by any and all federal, state and local taxes imposed upon the Participant or his or her beneficiary or beneficiaries which are required to be withheld by the Employer.


4.07 Offset for Obligations to Employer. If, at such time as a Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation, or other liability representing an amount owing to the Employer, the Employer may offset the amount owing it against the amount of benefits otherwise distributable hereunder.

4.08 Distributions under Domestic Relations Orders. Nothing contained in this Plan prevents the Employer, in accordance with the direction of the Administrator, from complying with the provisions of a judgment, decree, or order (including approval of a property settlement agreement ) resulting from a divorce, legal separation, annulment or change in legal custody that assigns to a spouse, former spouse, child or other dependent of a Participant (an "Alternate Payee") the right to receive all or a portion of the benefits of a Participant under the Plan in a form of payment permitted under the terms of the Plan (a "Domestic Relations Order"). The Employer shall make any payments required under this Section 4.08 by separate checks to each Alternate Payee, unless otherwise explicitly provided in the Domestic Relations Order. Distribution to an Alternate Payee under a Domestic Relations Order is permitted at any time, irrespective of whether the Participant is currently entitled to a distribution of his or her benefits under the Plan. A distribution to an Alternate Payee prior to the time the Participant is entitled to a distribution of his or her benefits under the Plan is available only if the Domestic Relations Order explicitly requires distribution at that time. Notwithstanding the foregoing, nothing in this
Section 4.08 provides a Participant the right to receive a distribution of his or her benefits at a time not otherwise permitted under the terms of the Plan nor does it permit the Alternate Payee to receive a form of payment not otherwise permitted under the Plan.

Within a reasonable period of time after receiving the Domestic Relations Order, the Administrator will determine whether such order complies with the terms of the Plan and will notify the Participant and each Alternate Payee of its determination. If any portion of the Participant's benefit is payable during the period the Administrator is making such determination, the Administrator shall make a separate accounting of the amounts payable.


ARTICLE 5
Administration

5.01 Administration. The Administrator shall administer and interpret this Plan in accordance with the provisions of the Plan in its sole and absolute discretion. Any determination or decision by the Administrator shall be conclusive and binding on all persons who at any time have, have had, or may have a claim to any interest whatsoever under this Plan.

5.02    Liability of Committee and Administrator; Indemnification.
 To the extent permitted by law, no member of the Committee (or its delegatee) or the Administrator shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own gross negligence or willful misconduct.
 The Employer shall indemnify the members of the Committee (or its delegatee) and the Administrator against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

5.03 Determination of Benefits.

(a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administrator, setting forth his or her claim. The request must be addressed to the Administrator at its then principal place of business.


(b) Claim Decision. Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional 90 days for reasonable cause.

If the claim is denied in whole or in part, the Administrator shall deliver to the claimant a written opinion, using language calculated to be understood by the Claimant, setting forth (i) the specific reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review under Subsection (c) and for review under Subsection (d) hereof.

(c) Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee (or its delegatee) review the determination of the Administrator. Such request must be addressed to the Committee (or its delegatee), at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee (or its delegatee). If the Claimant does not request a review of the Administrator's determination by the Committee (or its delegatee) within such 60-day period, he or she shall be barred and estopped from challenging the Administrator's determination.

(d) Review of Decision. Within 60 days after the Committee's (or its delegatee's) receipt of a request for review, the Committee (or its delegatee) will review the initial determination. After considering all materials presented by the Claimant, the Committee (or its delegatee) will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60-day time period be extended, the Committee (or its delegatee) will so notify the Claimant and the Committee (or its delegatee) will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

5.04 Expenses. The cost of this Plan and the expenses of administering the Plan shall be borne by the Employer.

5.05 Compliance with Securities Laws. Notwithstanding anything else to the contrary contained herein,

(a) the Section 16 Committee shall have sole and absolute discretion with respect to the application, administration and interpretation of the Plan to, and the deferral of compensation by, any Participant who is a Section 16 Reporting Person; and

(b) a Section 16 Reporting Person shall not elect to transfer deferred amounts into and out of his or her Phantom Stock Account within any six-month period or otherwise take any actions or make any elections which could result in short-swing trading liability under Section 16 of the Exchange Act.


ARTICLE 6
Miscellaneous


6.01 No Trust Created. Nothing contained in this Plan, and no action taken pursuant to its provisions by any party shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Employer and the Participants or their beneficiaries.

6.02 No Requirement to Fund. The Employer is not required to and shall not fund (within the meaning of the Federal tax laws) this Plan. Even though amounts deferred under this Plan are credited to the Accounts of the Participants, the Employer shall not be required to earmark, deposit, contribute to a trust, or otherwise set aside funds for such Accounts.

6.03 Benefits Payable from General Assets. The benefits payable under this Plan to a Participant or his or her beneficiary or beneficiaries may be made from the general assets of the Employer or from such other assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits under this Plan. It is intended that the Employer's obligation under this Plan be an unfunded and unsecured promise to pay money in the future.
 Any funds earmarked, deposited, contributed to a trust, or otherwise set aside by the Employer to assist it in satisfying its obligations under this Plan shall be subject to the claims of general creditors of the Employer. The Participants' (or their beneficiaries') rights to benefits under this Plan which are payable by the Employer shall be no greater than the right of any unsecured general creditor of the Employer, and the Participants (and their beneficiaries) shall not have any security interest in any assets (including, but not limited to, assets earmarked, deposited, contributed to a trust, or otherwise set aside to fund benefits provided under this Plan) of the Employer.

6.04 Successors. This Plan shall be binding upon the Employer and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.

6.05 No Contract of Employment. Nothing contained in this Plan shall be construed to be a contract of employment or as conferring upon an Eligible Individual the right to continue to be employed by the Employer in his or her present capacity or in any capacity.

6.06 Amendment or Termination of Plan. Except to the extent otherwise reserved to the Administrator, the President or any Vice President or the General Counsel of the Company (the "Corporate Officers") shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. The Committee expressly reserves the right to terminate the Plan and to amend Sections 1.05, 1.08, 1.09, 1.10, 1.11, 1.12, 1.13, 1.14, 1.16, 1.18, 1.19, 1.28, 1.29, 1.30, 1.31, 2.01, 3.01, 4.01, 4.03,
4.04, 6.02, 6.03, and 6.06 hereof and shall have the right to amend any such section or sections at any time or from time to time, including a retroactive amendment. No amendment or termination of the Plan shall, without the consent of any person affected thereby, modify or in any way affect any right or obligation under this Plan created prior to such amendment or termination.

6.07 Top Hat Plan. It is the Employer's intention that this Plan be construed as an unfunded, non-qualified deferred compensation plan maintained for a select group of management or highly compensated employees within the meaning of ERISA 201(2).

6.08 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Florida unless superseded by federal law.

6.09 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

6.10 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

6.11    Merger or Consolidation or Sale of Assets of Employer.
Subject to the requirement that the Employer make distributions upon termination of a Participant's employment following a Change of Control pursuant to Section 4.04, in the event of the merger or consolidation of the Employer with any other entity, or in the event substantially all of the assets of the Employer are to be transferred to another entity, the successor entity resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall assume the obligations of the Employer hereunder and shall be substituted for the Employer hereunder.

6.12 Transfer to an Affiliate of the Company. An election to defer Base Salary, Bonuses, LTIP Awards, and/or Director's Fees under this Plan shall apply only with respect to Base Salary, Bonuses, LTIP Awards and/or Director's Fees paid by a Participant's Employer at the time of such deferral election. If the Participant transfers from one affiliate of the Employer to another affiliate of the Employer and the Participant desires to defer Base Salary, Bonuses, LTIP Awards and/or Director's Fees paid by the new Employer, the new Employer, in its discretion may require that the Participant execute a separate Annual Deferral Election Form, Investment Allocation Form and/or Distribution Election Form.

6.13 Assignment. No right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy or any kind, whether voluntary or involuntary nor subject to the debts, contracts, liabilities, engagements, or torts of a Participant or beneficiary, except as provided by Sections 4.06, 4.07 and 4.08. Except as provided in this Section 6.13, any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

6.14 Incapacity. If the Administrator determines that any person to whom any distribution is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor has been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner as the Administrator may determine. Any such payment shall be a complete discharge of the liabilities of the Employer under this Plan.

6.15    Effect on Benefits Under Other Plans.  Any Base Salary,
Bonuses, LTIP Award and/or Director's Fees deferred hereunder and any benefits payable under this Plan shall not be considered salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any other employee benefit plan established or maintained by the Employer, except to the extent provided in such other employee benefit plan.

6.16    Indemnity Upon Change of Control.  If upon a Change of
Control it becomes necessary for a Participant (or his or her beneficiary or beneficiaries) to institute a claim, by litigation or otherwise, to enforce his or her rights under this Plan, the Employer (and its successors or transferee in accordance with Section 6.11) shall indemnify such Participant (or his or her beneficiary or beneficiaries) from and against all costs and expenses, including legal fees, incurred by him or her in instituting and maintaining such claim.

6.17 No Rights as Stockholders. No Participant who elects to defer compensation into a Phantom Stock Account pursuant to Section 3.01 will have any rights arising out of the ownership of Common Stock as a result of such deferral election.


IN WITNESS WHEREOF the Committee has caused this Plan to be signed by a duly appointed officer of the Company and the Company's corporate seal to be hereunto affixed as of this 28th day of September, 1999.



ATTEST:                             FPL GROUP, INC.


/s/ Patricia D. Rue                 By: /s/ Dennis P. Coyle

/s/ Anita Kabana                    Name: Dennis P. Coyle

				    Title: General Counsel and Secretary


(Seal)